Evergreen Prime Cash Management Money Market Fund: Annual Report as of November 30, 2002

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	FINANCIAL HIGHLIGHTS
7	SCHEDULE OF INVESTMENTS
10	STATEMENT OF ASSETS AND LIABILITIES
11	STATEMENT OF OPERATIONS
12	STATEMENTS OF CHANGES IN NET ASSETS
13	NOTES TO FINANCIAL STATEMENTS
16	INDEPENDENT AUDITORS’ REPORT
20	TRUSTEES AND OFFICERS

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

January 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder:

We are pleased to provide the annual report for the Evergreen Prime Cash Management Money Market Fund, which covers the 12-month period ended November 30, 2002.

Market analysis

The volatility in financial markets over the past 12 months was extreme and no asset class, including money market funds, was immune to the mania. As the year began, optimism swirled that fourth quarter momentum in gross domestic product (GDP) would translate into a sound recovery with improved corporate profitability. As a result, short yields were low in anticipation of the renewed growth in GDP and earnings per share. Investor optimism was high and all appearances suggested smoother sailing ahead.

But the tailwinds were soon overwhelmed by headwinds. The corporate credibility issues surfaced with Enron and Arthur Andersen, but it soon became evident that this was not an isolated scandal. Several other companies disclosed questionable issues about their financial statements and before long, corporate America was under the trial of public opinion. Investor confidence began to wane. These negative issues were compounded by weaker than expected earnings for the first quarter and slower than expected economic growth during the second quarter. Many fixed income products, led by Treasuries, rallied, while equities struggled and cash flowed back into money market funds. By late July, short rates were back near all-time lows.

Regaining investor confidence became the mantra in Washington. President Bush, members of Congress, and the SEC all became involved. Legislation was created to punish corporate criminals in an effort to restore investor confidence. Many on Wall Street screamed for lower interest rates, yet the Federal Reserve Board initially chose not to give in to public pressure. After all, rates were already at 40-year lows. The Fed opted to change its policy

LETTER TO SHAREHOLDERS continued

bias toward easing in the event of further weakness, yet in the meantime, monetary policymakers would take a wait-and-see approach. Many Fed officials believed that the unusual toll currently being paid by fear in the markets was temporary, and that a slow but steady stream of positive economic data would renew enthusiasm in the months ahead.

But for investors, the steady stream of recovery quickly resembled a white-water-rapids course of volatile economic data. In addition, earnings projections were revised downward at a serial pace, pummeling the equity markets. Cash levels continued to rise as investors fled stocks. The Fed ultimately surprised Wall Street with a larger than expected rate cut at its November meeting, and the election results appeared favorable for investors. Optimism rose, and the equity markets enjoyed a two-month revival. Economic data improved, as did confidence in the sustainability of earnings for 2003.

Looking ahead, we believe the economy is positioned for moderate growth in the range of 3% through next year. Corporate profits have the benefit of easy comparisons relative to last year, and the moderate recovery should enable earnings to potentially approach historical trend growth rates of approximately 7%. All eyes will be on a moderate consumer and the degree of capital spending gains in 2003. If the consumer can continue to hang in there until corporations start spending again early next year, rates will have likely seen the cyclical lows in the fourth quarter of 2002.

Importance of diversification

The volatility we have experienced in the financial markets over the past several months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

*A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

LETTER TO SHAREHOLDERS continued

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of November 30, 2002

MANAGEMENT TEAM

J. Kellie Allen
Customized Fixed Income Team Lead Manager

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 12/2/1993
	Institutional Shares (Class I)	Lipper Institutional Money Markets Average	90-Day Treasury Bill

Class Inception Date	12/2/1993

Average Annual Return

1 year	1.83%	1.56%	1.63%

5 year	4.66%	4.45%	4.18%

Since portfolio inception	4.92%	4.20%	4.55%

7-day annualized yield	1.45%	N/A	N/A

30-day annualized yield	1.57%	N/A	N/A

12-month income distributions per share	$0.018	N/A	N/A

PORTFOLIO COMPOSITION
(based on 11/30/2002 portfolio assets)

Commercial Paper	54.9%

Corporate Bonds	34.6%

U.S. Government & Agency Obligations	4.4%

Funding Agreements	2.9%

Certificates of Deposit	2.7%

Mutual Fund Shares	0.3%

Municipal Obligations	0.2%

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Class I prior to June 7, 2002, is based on the performance of the Institutional shares of the fund’s predecessor fund, Wachovia Prime Cash Management Fund.

FUND AT A GLANCE continued

7-DAY ANNUALIZED YIELD

TOTAL NET ASSETS: $1,716,948,935
AVERAGE MATURITY: 36 days

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

The yield quotation more closely reflects the current earnings of the fund than the total return quotation.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

The yield will fluctuate, and there can be no guarantee that the fund will achieve its objective.

All data is as of November 30, 2002, and subject to change.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended November 30,
	2002[1]	2001	2000	1999	1998
CLASS I
Net asset value, beginning of period	$1.00	$1.00	$1.00	$1.00	$1.00
Income from investment operations
Net investment income	0.02	0.04	0.06	0.05	0.05
Distributions to shareholders from
Net investment income	-0.02	-0.04	-0.06	-0.05	-0.05
Net asset value, end of period	$1.00	$1.00	$1.00	$1.00	$1.00
Total return	1.83%	4.58%	6.35%	5.05%	5.54%
Ratios and supplemental data
Net assets, end of period (thousands)	$1,716,949	$2,301,135	$1,752,274	$1,710,005	$1,829,211
Ratios to average net assets
Expenses[2]	0.18%	0.18%	0.18%	0.18%	0.18%
Net investment income	1.80%	4.49%	6.17%	4.93%	5.40%

1. On June 7, 2002, the Evergreen Prime Cash Management Money Market Fund acquired the net assets of the Wachovia Prime Cash Management Fund ("Wachovia Fund" ). The Wachovia Fund was the accounting and performance survivor in this transaction. The financial highlights for the periods prior to June 7, 2002 are those of the Wachovia Fund.

2. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

November 30, 2002

	Principal Amount	Value

COMMERCIAL PAPER 54.8%
Asset Backed 43.1%
Alpine Securitization Corp., 1.35%, 1/24/2003	$30,000,000	$ 29,940,375
Amstel Funding Corp.:
1.35%, 2/14/2003	25,000,000	24,930,625
1.36%, 2/14/2003	20,000,000	19,944,089
1.60%, 12/5/2002	30,000,000	29,996,000
Atlantic Asset Securitization Corp., 1.35%, 12/26/2002	26,384,000	26,360,254
Compass Securitization:
1.35%, 1/23/2003	25,000,000	24,951,250
1.36%, 1/29/2003	20,000,000	19,956,178
1.64%, 12/4/2002	25,000,000	24,997,722
Eiffel Funding, LLC:
1.35%, 12/3/2002	25,000,000	24,999,063
1.60%, 12/4/2002	20,000,000	19,998,222
Giro Balanced Funding Corp.:
1.32%, 1/8/2003	25,000,000	24,966,083
1.34%, 12/12/2002	35,885,000	35,871,643
Giro Multi Funding Corp., 1.36%, 12/10/2002	14,989,000	14,984,470
Hatteras Funding, 1.68%, 12/5/2002	15,813,000	15,810,786
Liberty Street Funding Corp., 1.60%, 12/13/2002	25,000,000	24,987,778
Montauk Funding Corp., 1.35%, 1/14/2003	25,000,000	24,959,688
National Bank of Commerce, 1.74%, 12/4/2002	25,000,000	25,000,000
Park Avenue Recreation Corp., 1.35%, 1/30/2003	30,000,000	29,933,625
Perry Global Funding, LLC:
1.35%, 2/3/2003	15,000,000	14,964,563
1.35%, 2/21/2003	25,000,000	24,924,062
1.40%, 2/21/2003	19,591,000	19,529,288
Sheffield Receivables Corp., 1.35%, 1/15/2003	15,000,000	14,975,250
Stellar Funding Group:
1.34%, 12/16/2002	25,000,000	24,986,972
1.68%, 12/2/2002	19,746,000	19,746,000
Thames Asset Global Security:
1.31%, 12/10/2002	29,651,000	29,642,368
1.60%, 12/5/2002	25,377,000	25,373,617
Three Pillars Funding Corp.:
1.34%, 12/23/2002	20,000,000	19,984,367
1.35%, 12/18/2002	30,000,000	29,982,000
Thunder Bay Funding, Inc., 1.33%, 12/16/2002	28,521,000	28,506,248
Victory Receivable Corp.:
1.34%, 12/12/2002	25,000,000	24,990,694
1.40%, 12/11/2002	20,000,000	19,993,000
740,186,280
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002

	Principal Amount	Value

COMMERCIAL PAPER continued
Brokers 10.2%
Credit Suisse First Boston, Inc.:
1.80%, 12/9/2002	$50,000,000	$ 50,000,000
1.82%, 12/9/2002	25,000,000	25,000,000
Goldman Sachs Group LP, 2.54%, 3/18/2003	50,000,000	50,000,000
Salomon Smith Barney Holdings, Inc., 1.80%, 12/2/2002	50,000,000	50,000,000
175,000,000
Banks 1.5%
Toronto Dominion Bank, 2.34%, 1/9/2003	25,000,000	25,000,258
Total Commercial Paper		940,186,538
CORPORATE BONDS 34.5%
Asset Backed 11.6%
American Express Credit Corp., 1.37%, 12/19/2002	40,000,000	39,998,964
Household Finance Corp., 3.00%, 5/30/2003	25,000,000	25,000,000
Liberty Lighthouse US Capital Co., 1.36%, 12/18/2002	60,000,000	60,000,000
Sigma Finance, Inc.:
1.35%, 12/13/2002	50,000,000	50,000,000
2.68%, 5/20/2003	25,000,000	25,000,000
199,998,964
Brokers 8.9%
Bear Stearns Co., Inc.:
2.06%, 2/18/2003	6,500,000	6,507,485
2.15%, 12/29/2002	5,720,000	5,725,529
Lehman Brothers Holdings, Inc.:
1.41%, 12/25/2002	25,000,000	25,000,000
1.84%, 12/6/2002	50,000,000	50,000,000
Merrill Lynch & Company, Inc.:
1.35%, 12/9/2002	15,000,000	15,000,000
1.62%, 12/9/2002	50,000,000	50,000,000
152,233,014
Banks 4.6%
HBOS Treasury Services Plc, 1.61%, 2/20/2003	50,000,000	50,000,000
Nations Bank Corp., 2.175%, 1/15/2003	5,000,000	5,007,486
Westdeutsche Landesbank, 1.30%, 12/23/2002	25,000,000	24,996,143
80,003,629
Diversified Financials 5.9%
Countrywide Funding Corp., 2.67%, 2/28/2003	45,000,000	45,003,309
Deutsche Bank AG, 1.87%, 12/2/2002	5,940,000	5,940,799
Deutsche Bank Financial, LLC, 1.87%, 12/12/2003	50,000,000	50,056,776
101,000,884
Diversified Telecommunication Services 1.2%
Bellsouth Corp., 4.105%, 4/26/2003	20,000,000	20,111,757
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002

	Principal Amount	Value

CORPORATE BONDS continued
Industrial Conglomerates 2.3%
General Electric Capital Corp., 1.41%, 12/7/2002	$40,000,000	$ 40,000,000
Total Corporate Bonds		593,348,248
FUNDING AGREEMENTS 2.9%
Transamerica Occidental, 1.93%, 12/2/2002 144A	50,000,000	50,000,000
MUNICIPAL OBLIGATIONS 0.2%
Housing 0.2%
Washington State Housing Finance Commission RB:
Eaglepointe Apts., 1.63%, VRDN	1,610,000	1,610,000
Winterhill Apts., 1.63%, VRDN	2,175,000	2,175,000
Total Municipal Obligations		3,785,000
TIME DEPOSIT 2.7%
State Street Bank Euro Time Deposit, 1.25%, 12/2/2002	46,723,152	46,723,152
U.S. GOVERNMENT & AGENCY OBLIGATIONS 4.4%
FHLB, 2.05%, 11/17/2003	25,000,000	25,000,000
SLMA, 2.02%, 1/25/2003	50,000,000	50,000,000
Total U.S. Government & Agency Obligations		75,000,000
MUTUAL FUND SHARES 0.3%
Citifunds Cash Reserve	1,081,916	1,081,916
Federated Prime Value Obligation Fund	4,214,212	4,214,212
Total Mutual Fund Shares		5,296,128
Total Investments (cost $1,714,339,066) 99.8%		1,714,339,066
Other Assets and Liabilities 0.2%		2,609,869
Net Assets 100.0%		$ 1,716,948,935

144A	Security that may be resold to qualified Institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.

Summary of Abbreviations:
FHLB	Federal Home Loan Bank
SLMA	Student Loan Marketing Association
RB	Revenue Bond
VRDN	Variable Rate Demand Note

Variable Rate Demand Notes are payable on demand no more than seven calendar days after notice is given by the Fund to the issuer or other parties not affiliated with the issuer. Interest rates are determined and reset by the issuer daily, weekly, or monthly depending upon the terms of the security. Interest rates presented for these securities are those in effect at November 30, 2002.

Certain obligations held in the portfolio have credit enhancements or liquidity features that may, under certain circumstances, provide for repayment of principal and interest on the obligation upon demand date, interest rate reset date or final maturity. These enhancements include: letters of credit; liquidity guarantees; security purchase agreements; tender option purchase agreements, and third party insurance (i.e. AMBAC, FGIC and MBIA). Adjustable rate bonds and variable rate demand notes held in the portfolio may be considered derivative securities within the standards imposed by the Securities and Exchange Commission under Rule 2a-7 which were designed to minimize both credit and market risk.
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

November 30, 2002

Assets
Investments at amortized cost	$ 1,714,339,066
Interest receivable	4,779,223
Prepaid expenses and other assets	65,021

Total assets	1,719,183,310

Liabilities
Dividends payable	2,167,092
Advisory fee payable	10,349
Due to other related parties	8,326
Accrued expenses and other liabilities	48,608

Total liabilities	2,234,375

Net assets	$ 1,716,948,935

Net assets represented by
Paid-in capital	$ 1,716,981,965
Overdistributed net investment income	(31,867)
Accumulated net realized losses on securities	(1,163)

Total net assets	$ 1,716,948,935

Shares outstanding	1,716,977,943

Net asset value per share	$ 1.00

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Year Ended November 30, 2002

Investment income
Interest	$ 36,147,509

Expenses
Advisory fee	5,477,486
Administrative services fees	986,693
Transfer agent fee	4,204
Trustees’ fees and expenses	43,482
Printing and postage expenses	6,419
Custodian fee	234,625
Registration and filing fees	86,376
Professional fees	21,274
Other	13,071

Total expenses	6,873,630
Less: Expense reductions	(5,760)
Fee waivers	(3,581,379)

Net expenses	3,286,491

Net investment income	32,861,018

Net realized losses on securities	(1,020)

Net increase in net assets resulting from operations	$ 32,859,998

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended November 30,
	2002		2001

Operations
Net investment income		$ 32,861,018		$ 84,732,277
Net realized losses on securities		(1,020)		0

Net increase in net assets resulting from operations		32,859,998		84,732,277

Distributions to shareholders from
Net investment income		(32,889,120)		(84,732,277)

	Shares		Shares
Capital share transactions
Proceeds from shares sold	7,314,541,626	7,314,541,740	4,319,446,016	4,319,446,016
Net asset value of shares issued in reinvestment of distributions	212,744	212,744	327,884	327,884
Payment for shares redeemed	(7,898,911,848)	(7,898,911,848)	(3,770,912,704)	(3,770,912,704)

Net increase (decrease) in net assets resulting from capital share transactions		(584,157,364)		548,861,196

Total increase (decrease) in net assets		(584,186,486)		548,861,196
Net assets
Beginning of period		2,301,135,421		1,752,274,225

End of period		$ 1,716,948,935		$ 2,301,135,421

Overdistributed net investment income		$ (31,867)		$ 0

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

The Evergreen Prime Cash Management Money Market Fund (the “Fund”) is a diversified series of Evergreen Select Money Market Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). As of the close of business on June 7, 2002, the net assets and liabilities ofWachovia Prime Cash Management Fund, a series ofThe Wachovia Funds, were acquired by the Fund. As Wachovia Prime Cash Management Fund contributed the majority of the net assets and shareholders to the Fund, the accounting and performance history ofWachovia Prime Cash Management Fund has been carried forward.

The Fund offers Institutional (“Class I”), class of shares at net asset value without a front-end sales charge or contingent deferred sales charge. Class I shares are not subject to a distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

As permitted under Rule 2a-7 of the 1940 Act, securities are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Repurchase agreements

Securities pledged as collateral for repurchase agreements are held by the custodian bank or in a segregated account in the Fund’s name until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. However, in the event of default or bankruptcy by the other party to the agreement, retention of the collateral may be subject to legal proceedings. The Fund will only enter into repurchase agreements with banks and other financial institutions, which are deemed by the investment advisor to be creditworthy pursuant to guidelines established by the Board of Trustees.

c. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

NOTES TO FINANCIAL STATEMENTS continued

d. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

e. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”), is the investment advisor to the Fund and is paid an annual fee of 0.30% of the Fund’s average daily net assets.

During the year ended November 30, 2002 the investment advisor waived its fees in the amount of $3,581,379, which represents 0.20% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.06% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

4. SECURITIES TRANSACTIONS

On November 30, 2002, the cost of investments for federal income tax purposes for the Fund was the same as for financial reporting purposes.

As of November 30, 2002, the Fund had $1,163 in capital loss carryovers for federal income tax purposes with $143 expiring in 2008 and $1,020 expiring in 2010.

5. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the year ended November 30, 2002, the Fund did not participate in the interfund lending program.

NOTES TO FINANCIAL STATEMENTS continued

6. DISTRIBUTIONS TO SHAREHOLDERS

As of November 30, 2002, the components of distributable earnings on a tax basis consisted of overdistributed ordinary income of $31,867 and capital loss carryover of $1,163.

The tax character of distributions paid for the year ended November 30, 2002 was $32,889,120 of ordinary income.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $5,760, which represents 0.00% of its average daily net assets.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the year ended November 30, 2002, the Fund had no borrowings under this agreement.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Select Money Market Trust

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Evergreen Prime Cash Management Money Market Fund, a portfolio of Evergreen Select Money Market Trust, as of November 30, 2002, and the related statement of operations, statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statement of changes in net assets of Evergreen Prime Cash Management Money Market Fund for the year ended November 30, 2001 and the financial highlights for each of the years in the four year period ended November 30, 2001 were audited by other auditors whose report dated January 14, 2002 expressed an unqualified opinion on that statement and those financial highlights.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2002 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Prime Cash Management Money Market Fund as of November 30, 2002, and the results of its operations, changes in its net assets, and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
January 10, 2003

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL – South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219. Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $233 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of November 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564624 1/2003

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034